Exhibit 99.2

Sender: From the Desk of Rob Cain

Subject: OMRON to Acquire Adept Technology

Send to: All Adept technology employees

Dear Adept colleagues,

I am delighted to share the news that today Adept Technology, Inc. has entered into an agreement with OMRON for OMRON to acquire Adept.

OMRON plans to acquire all of the outstanding shares of common stock of Adept through an all cash tender offer followed by a second-step merger. The transaction has been unanimously approved by the Boards of Directors of both companies. The tender offer is expected to commence on or about September 23, 2015, and the transaction is expected to close on or about October 23, 2015.

This acquisition is a part of the acceleration of Adept’s strategic plan, as well as OMRON’s “ILO+S” (Input, Logic, Output and Safety) strategy for its Industrial Automation Business. Both companies are excited about the prospect of integrating Adept‘s robotics technologies into OMRON’s product portfolio to deliver an even greater range of industrial automation solutions to customers.

We will have live meetings at Adept offices to provide more information about this transaction, its strategy and goals for Adept once it becomes part of OMRON and answer questions. Nigel Blakeway, who will become Chairman of Adept after the closing of the transaction, will join me in Pleasanton today for this discussion. Employee town hall meetings will be held via conference call beginning with our teams in Asia, then in Europe and follow up with the teams in North America all later today.

I know that we will all do our part to make this transaction a success. We will continue to keep you informed of our progress and any expectations we have regarding your role. We will also make every effort to respond to your questions and concerns in a timely manner as we move forward with the next phase of Adept.

The press release for this announcement is attached.

Yours sincerely,

Rob Cain

Adept Technology

President and Chief Executive Officer

Forward-Looking Statements

Any statements made concerning the proposed transaction between the Company, Omron, Parent and Merger Sub, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company, Omron, Parent and their respective subsidiaries, conditions affecting the Company’s, Omron’s or

Parent’s customers and suppliers, competitor responses to the Company’s, Omron’s or Parent’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the SEC. Consequently, such forward-looking statements should be regarded as the Company’s and Parent’s current plans, estimates and beliefs. Neither the Company nor Omron, Parent or Merger Sub assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Adept’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Omron will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Adept will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Adept’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.